Exhibit(e)(9)

Amendment to ALPS ETF Trust Distribution Agreement

This Amendment to the ALPS ETF Trust Distribution Agreement (this “Amendment”), dated December 29, 2014, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Portfolio Solutions Distributor, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS have entered into an ALPS ETF Trust Distribution Agreement dated March 31, 2013 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of December 29, 2014, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF

Global Commodity Equity Fund

Alerian MLP ETF

ALPS Sector Dividend Dogs ETF

NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund

U.S. Equity High Volatility Put Write Index Fund

VelocityShares Tail Risk Hedged Large Cap ETF

VelocityShares Volatility Hedged Large Cap ETF

Barron’s 400 ETF

ALPS International Sector Dividend Dogs ETF

RiverFront Strategic Income Fund

ALPS/Alerian Energy Infrastructure ETF

Workplace Equality Fund

ALPS Emerging Sector Dividend Dogs ETF

Sprott Gold Miners ETF

ALPS STOXX Europe 600 ETF

ALPS Medical Breakthroughs ETF

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